Americas Energy Company

Amended Mining Agreement entered into between
Clear Development, LLC (CDL) and
Americas Energy Company (AECo)
on January 14th, 2010

1. Mining:

a. CDL undertakes to mine and sell coal of the bonded and permitted areas by strip mining and augering.
b. CDL undertakes to mine in accordance with AECo's guidelines as laid out by the Engineering Department from time to time.

2. Coal Transportation:

a. AECo is responsible for arranging and paying for transportation of coal.
b. CDL will inform AECo bye-mail two days in advance whenever coal will be ready to be transported from the mine.

3. Reclamation:

a. CDL agrees to backfill and grade all areas that they disturb. CDL is not agreeing to any of the Phase Bond releases. CDL will prepare slopes for the seed and mulch. AECo is responsible for installing and maintaining all the seed, mulch, and trees.
b. CDL agrees to backfill and grade all the areas that they disturb when mining is completed as soon as it becomes practical to do so. CDL is released from all responsibilities pertaining to the Lily Seam Mining area of this agreement including, but not limited to the reclamation. JC

4. AECo's responsibilities:

a. AECo is responsible for paying of all royalties and wheelage fees.
b. AECo is responsible for payment of taxes related to the coal severance.
c. AECo is responsible for all engineering fees and other costs related to permitting.

5. Safety:

a. CDL agrees to follow federal and state guidelines for safety and drainage control.
b. CDL agrees to control access to the mining area so as to allow only authorized personnel on the mine.

6. Insurance:

a. CDL agrees to maintain a minimum of $ 1 Million in General Liability Insurance, naming AECo as an additional insured and provide a certificate showing the addition. CDL agrees to notify AECo within 10 days of any updates or changes to CDL's policies. This notification requirement is only required as long as this mining agreement is active.
b. CDL agrees to name AECo as additional insured with monthly notice of Workers Compensation Insurance coverage compliance and provide a certificate showing the addition. CDL agrees to notify AECo within 10 days of any updates or changes to CDL's policies. This notification requirement is only required as long as this mining agreement is active.

7. Area:

The permitted and bonded areas known as AECo's Artemus mine, specifically (but not limited to) the areas leased from Jack & Tena Davis, Ned Stewart & Barbara Kay Smallwood, WST Inc, John & Vivian Detherage, Carl & Billie Hubbard, Hammons & Chester Heirs, Sam & Linda Davies and Tri Star Real Estate. Also known as Application No. 8615348, located in Knox County, Kentucky. CDL is agreeing to mine only the knob of Jellico seam by the area mining method that is located between Haul Roads 2 and 3, and to mine the lower seam referred to as the Lilly Seam at the approximate elevation of 1100 by the contour mining method. CDL is not agreeing to mine or reclaim any of the Jellico seam location that has been recently contour mined by Black Diamond.

8. Payment and reporting:

a. AECo agrees to pay CDL $ 42.50 per clean ton for all coal strip-mined.
b. AECo agrees to pay CDL $ 26 per raw ton for all auger coal, ash is to be held at 15% or less, any production that exceeds 15% ash CDL will be paid on a clean ton basis.
c. CDL agrees to report all coal hauled of the mine on a weekly basis.
d. This report to be done on a copy the attached form (attachment 1), no later 5 P.M. of the following Tuesday.
e. AECo will pay CDL for the amount indicated on the form not later than the Friday following the week that the coal was hauled.
f. CDL agrees to report on the same form an estimate of the coal to be mined in the following two weeks.
g. CDL agrees to deliver all used truck tickets books to AECo for safekeeping on a weekly basis.

9. Equipment:

a. CDL has the right to use one spread of equipment owned by AECo, as described in attachment "A".
b. All maintenance on the equipment to be done by CDL so as to keep the equipment in an operationally satisfactory condition.
c. Breakdown of major components (Engine and final drives) to be rectified by AECo, unless there is evidence of abuse or neglect of maintenance by CDL, in which case 100 % of repair cost to be paid by CDL.
d. CDL will pay AECo a rent of $3 per ton.

10. Term:

a. This agreement will stay in effect until such time as :
   i. CDL or any other party completes a purchase agreement of the mining area and takes full control of the area.
   ii. All of the economically recoverable coal has been mined.
b. Both parties have the right to remove themselves from this agreement upon a 60 day written notice to the other party for any reason, so long as the backfill and grade responsibilities have been completed, payments to CDL has been made in full, and maintenance on the equipment is completed so as to render it in an operationally satisfactory condition.

11. Haul Roads:

It is understood by both parties that CDL's responsibilities are limited to their working areas, for example, (pits, benches, spoil areas). AECo is responsible for haul roads leading to or from CDL's working areas. AECo to maintain these haul roads in respects of safety, drainage control, and grading. AECo to provide culverts when needed. CDL will install culverts. CDL to provide dust control measures and gravel for the haul roads as needed.

President & CEO
Americas Energy Company

Justin Clear
Clear Development, LLC.